Exhibit 10.57

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on September 11, 2026 (the “Execution Date”), and is effective as of July 25, 2025 (the “Effective Date” or “Commencement Date”), by and between Mobix Labs, Inc., a Delaware corporation (the “Company”), and Philip Sansone (the “Executive”).

RECITALS

WHEREAS, pursuant to a unanimous written consent of the Board of Directors of the Company (the “Board”) dated July 22, 2025 (the “Consent”), the Board appointed the Executive as Chief Executive Officer of the Company, effective as of July 25, 2025, and authorized the officers of the Company to take all actions and to execute and deliver all agreements, documents and instruments as may be necessary or appropriate to carry out the intent and purposes of the resolutions set forth therein;

WHEREAS, the Executive has served continuously as the Company’s Chief Executive Officer since July 25, 2025 and as a Class I member of the Board since such date;

WHEREAS, on or about July 25, 2025, this Agreement, in substantially the form hereof, was circulated for execution, and the Compensation Committee of the Board reviewed and approved its terms, but through administrative oversight this Agreement was inadvertently not executed at that time;

WHEREAS, since July 25, 2025, the Company and the Executive have performed in accordance with the terms of this Agreement, including with respect to the Executive’s duties, Base Salary, equity awards and benefits, and the parties intend that this Agreement memorialize the terms and conditions of the Executive’s employment in effect since such date;

WHEREAS, by this written consent dated September 9 2026, the Compensation Committee of the Board approved this Agreement and ratified, confirmed and approved the Company’s execution and delivery hereof effective as of the Effective Date and all compensation paid and actions taken by the Company consistent with the terms hereof since the Effective Date; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company during the period beginning on the Effective Date and ending as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Employment.

(a) Commencement Date. The Recitals set forth above are hereby incorporated into this Agreement as though set forth in their entirety herein. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement as of the Effective Date, or such date that the Executive begins employment, whichever is earlier (“Commencement Date”).

(b) Duties. The Company hereby employs the Executive in the position of Chief Executive Officer and Board Member effective as of the Commencement Date. The Executive shall have all such responsibilities, duties, and authorities as are consistent and customary, subject to the Company’s Board or its designee’s (“collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

(c) Full-time Employment. The Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote substantially all of his business time, attention, and efforts to promote and further the business, interests, objectives, and affairs of the Company, however, that the foregoing limitations shall not be construed as prohibiting the Executive from serving on civic, charitable or other boards or committees, managing personal or family investments and passive personal investments in securities or from engaging in other activities from time to time, in each case that will not interfere in any material respect with the performance of his duties hereunder. The Executive shall faithfully adhere to, execute, and fulfill in all material respects all policies established by the Company in writing and made available to the Executive, consistent with the other terms of this Agreement.

(d) Base Salary. During the Term, the Company shall pay the Executive, as compensation for Executive’s services, an annual salary of Three Hundred and Ninety Thousand Dollars ($390,000), subject to applicable federal, state, and local withholding, such salary to be paid to the Executive in the same manner and on the same payroll schedule in which all Company employees receive payment (“Base Salary”).

(e) Annual Review. The Executive’s salary will be subject to review annually and may be increased, but not decreased, by the Board based upon the Company’s normal performance review practices. Effective as of the date of any change to the Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(f) Bonus. In addition to the Base Salary, the Executive shall be eligible to participate in a discretionary bonus program established and approved by the Board for employees of the Company or its affiliates in similar positions to the Executive (the “Program”) and, pursuant to the Program, the Executive may earn a bonus (the “Target Bonus”) on an annual or other performance period basis (a “Performance Cycle”) up to 100% of Base Salary earned and paid during the applicable Performance Cycle or an additional amount as approved by the Board under the Program and in each case based on certain performance criteria; provided that the Executive is actively employed by the Company on the date the Bonuses are paid under the Program, except as provided in Section 4(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board.

(g) Benefits and Other Compensation. The Executive shall be entitled to (i) participate in all Company employee benefits, policies and arrangements that are applicable to executive officers of the Company or as may, from time to time, be made available to executive officers of the Company, including the Company’s 401(k) plan; (ii) holiday and personal days off as may be made available to executive officers of the Company; and (iii) such other plans, policies and arrangements as may exist and on terms provided to executive officers of the Company,

(h) Equity Awards. The Company will grant the Executive as of the Commencement Date an equity award of one million (1,000,000) restricted stock units, the terms of which will be subject to a restricted stock unit agreement under the Company’s equity incentive plan.

2.	Termination Unrelated to a Change in Control.

(a) Involuntary Termination Unrelated to a Change in Control. In the event of (i) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, death, or Disability, or (ii) the Executive’s resignation for Good Reason, and if Section 3 does not apply, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following, without the Executive’s consent: (i) material diminution of the Executive’s authority, duties or responsibilities; (ii) a material change in the geographic location at which the Executive must perform the Executive’s services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location more than one hundred (100) miles from the location of such offices immediately prior to the relocation); (iii) a material diminution in the Executive’s Base Salary; (iv) non-renewal of this Agreement; or (v) any action or inaction that constitutes a material breach by the Company of a material provision of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive must terminate the Executive’s employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(b) Compensation Upon Termination Unrelated to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide the Executive with the following, provided that the Executive executes and does not revoke the Release (as defined in Section 5):

(i) Two times (2x) the sum of Base Salary and Target Bonus, paid in a single lump sum cash payment on the thirtieth (30th) day following the Executive’s Termination Date. For purposes of this subsection (i), Base Salary means the Executive’s Base Salary in effect immediately prior to the Termination Date (or, if higher, the Base Salary in effect immediately prior to any material reduction that constitutes Good Reason under Section 2(a)). For purposes of this subsection (i), Target Bonus means the Executive’s Target Bonus opportunity in effect for the fiscal year in which the Termination Date occurs (or, if higher, the Target Bonus opportunity in effect immediately prior to any material reduction that constitutes Good Reason under Section 2(a)).

(ii) For a period of up to twenty-four (24) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates the Company shall either (A) pay the applicable premiums directly to the plan provider on a monthly basis or (B) reimburse the Executive within fifteen (15) days after the Executive submits reasonable proof of payment. Notwithstanding the foregoing, if the Executive obtains full-time employment during this twenty-four (24) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company, and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if coverage is lost due solely to non-payment, the Company’s obligation shall cease only after the Company provides written notice and the Executive fails to cure such non-payment within ten (10) business days after receipt of such notice. Notwithstanding the above, if the Company determines in good faith, based on advice of outside counsel, that providing such benefit would violate applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). Alternatively, should the Executive elect to maintain his own individual health insurance policy rather than that provided by the Company, the Company will reimburse the Executive the personal medical and dental insurance policy premiums on a monthly basis for the Executive, the Executive’s spouse, and eligible dependents.

(iii) With respect to any outstanding Company stock equity award, including stock options, Restricted Stock, or Restricted Stock Units (collectively “Equity Incentive Awards”) held by the Executive as of his Termination Date, such Equity Incentive Awards, the rights of the Executive as of the Termination Date shall be dictated pursuant to an applicable Equity Incentive Awards agreement, if any.

(iv) The Executive shall receive any amounts earned, accrued, or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.	Termination Related to a Change in Control.

(a) Involuntary Termination Relating to a Change in Control. In the event the Executive’s employment is terminated on account of (i) an involuntary termination by the Company for any reason other than Cause, death or Disability, or (ii) the Executive voluntarily terminates employment with the Company on account of resignation for Good Reason, in either case that occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of the Executive’s Termination Date, then the Executive shall be entitled to the benefits provided in subsection (b) of this Section 3. For purposes of this Agreement, “Change in Control” shall mean the occurrence of one (1) of the following:

(i) A “change in the ownership of the Company” which shall occur on the date that any one (1) Person, or more than one (1) Person acting as a group, becomes the Beneficial Owner of stock in the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, if any one (1) Person or more than one (1) Person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of clause (ii) below) and an increase of the effective percentage of stock owned by any one (1) Person, or Persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion, (C) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities. This clause (i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction;

(ii) A “merger of the Company” which shall occur on the date any merger, organization, business combination or consolidation of the Company or one (1) of its subsidiaries with or into any other company is consummated, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) A “change in the effective control of the Company” which shall occur on the date that either (A) any one (1) Person, or more than one (1) Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion, (C) any acquisition or merger with an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities; or (E) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a “change in the effective control of the Company,” if any one (1) Person, or more than one (1) Person acting as a group, is considered to effectively control the Company within the meaning of this clause, the acquisition of additional control of the Company by the same Person or Persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of the clause above; or

(iv) A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one (1) Person, or more than one (1) Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Non-Qualified Deferred Compensation Rules, shall not constitute a Change in Control.

(b) Compensation Upon Involuntary Termination Relating to a Change in Control. Subject to the provisions of Section 5 hereof, in the event a termination described in Section 3(a) occurs, the Company shall provide that the following be paid to the Executive after his Termination Date, provided that the Executive executes and does not revoke the Release:

(i) Two times (2x) the sum of Base Salary and Target Bonus, paid in a single lump sum cash payment on the thirtieth (30th) day following the Executive’s Termination Date. Notwithstanding the foregoing, to the extent the Executive is entitled to receive the severance benefit payable pursuant to Section 3(b)(i) as a result of a qualifying termination prior to a Change in Control and then becomes entitled to receive the severance benefit payable pursuant to this Section 3 as a result of the Change in Control that was considered at the time of the Executive’s Termination Date becoming consummated within sixty (60) days following the Executive’s Termination Date, the Executive shall not receive the severance benefit payable pursuant to this Section 3(b)(i) of this Agreement, but instead shall receive the severance benefit payable pursuant to this Section 3(b)(i) on the sixtieth (60th) day following the Executive’s Termination Date. For purposes of this subsection (i), Base Salary will mean the largest among the following: the Executive’s Base Salary immediately prior to (A) the Executive’s Termination Date, (B) any reduction of the Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason, or (C) immediately prior to the Change in Control. For purposes of this subsection (i), Bonus will mean the largest among the following: the Executive’s Target Bonus (A) immediately prior to the Executive’s Termination Date, (B) immediately prior to any reduction of the Executive’s Target Bonus described in the first clause of subsection (i) in the definition of Good Reason, (C) immediately prior to the Change in Control, or (D) the Executive’s Target Bonus opportunity for the fiscal year immediately preceding the fiscal year in which the Change in Control occurs.

(ii) For a period of up to twenty-four (24) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, the Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA (or, as applicable, other) premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if the Executive obtains full-time employment during this twenty-four (24) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company, and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if the Executive does not pay the applicable monthly COBRA (or other) premium for a particular month at any time during the twenty-four (24) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the foregoing, to the extent the Executive is entitled to receive the severance benefit provided pursuant to Section 3(b)(ii) of this Agreement as a result of a qualifying termination prior to a Change in Control, if the Executive becomes entitled to receive the severance benefits payable pursuant to this Section 3 as a result of the Change In Control that was considered at the time of the Executive’s Termination Date becoming consummated within sixty (60) days following the Executive’s Termination Date, the Executive shall be entitled to receive the severance benefit provided pursuant to this clause (ii) and not the benefit provided pursuant to Section 3(b)(ii). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). Alternatively, should the Executive elect to maintain his own individual health insurance policy rather than that provided by the Company, the Company will reimburse the Executive the personal medical and dental insurance policy premiums on a monthly basis for the Executive, the Executive’s spouse, and eligible dependents.

(iii) With respect to any outstanding Company Equity Incentive Awards held by the Executive as of his Termination Date, such Equity Incentive Awards, the rights of the Executive as of the Termination Date shall be dictated pursuant to an applicable Equity Incentive Award agreement, if any. In the event the Executive has been granted any Equity Incentive Award but has not entered into any agreement with the Company pertaining to the terms of such Equity Incentive Award, the Company shall accelerate the vesting of that portion of the Executive’s Equity Incentive Awards, if any, which would have vested and become exercisable within the twenty-four (24) month period after the Executive’s Termination Date, such Equity Incentive Awards (as well as any outstanding Equity Incentive Awards that previously became vested and exercisable) shall remain exercisable, notwithstanding anything in any other agreement governing such Equity Incentive Awards, until (A) a period of one year after the Executive’s Termination Date, or (B) the original term of the option, whichever is greater.

(iv) The Executive shall receive any amounts earned, accrued, or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.	Termination of Employment on Account of Disability, Death, Cause, or Voluntarily Without Good Reason.

(a) Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive, and the Executive shall not receive benefits pursuant to Sections 2 and 3 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall be entitled to the following benefits provided that the Executive executes and does not revoke the Release:

(i) Two times (2x) the sum of Base Salary and Target Bonus, paid in a single lump sum cash payment on the thirtieth (30th) day following the Executive’s Termination Date on an account of disability, and, for a period of up to twenty-four (24) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, The Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if the Executive obtains full-time employment during this twenty-four (24) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company, and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if the Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the twenty-four (24) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). Alternatively, should the Executive elect to maintain his own individual health insurance policy rather than that provided by the Company, the Company will reimburse the Executive the personal medical and dental insurance policy premiums on a monthly basis for the Executive, the Executive’s spouse, and eligible dependents.

(ii) With respect to any outstanding Company Equity Incentive Awards held by the Executive as of his Termination Date, such Equity Incentive Awards, the rights of the Executive as of the Termination Date shall be dictated pursuant to an applicable Equity Incentive Award agreement, if any. In the event the Executive has been granted any Equity Incentive Award but has not entered into any agreement with the Company pertaining to the terms of such Equity Incentive Award, the Company shall accelerate the vesting of that portion of the Executive’s Equity Incentive Awards, if any, which would have vested and become exercisable within the twenty-four (24) month period after the Executive’s Termination Date, such Equity Incentive Awards (as well as any outstanding Equity Incentive Awards that previously became vested and exercisable) shall remain exercisable, notwithstanding anything in any other agreement governing such Equity Incentive Awards, until (A) a period of one year after the Executive’s Termination Date, or (B) the original term of the award, whichever is greater.

(b) Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of death, the Executive’s estate shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers the Executive, and the Executive shall not receive benefits pursuant to Sections 3 and 4 hereof, except that, subject to the provisions of Section 5 hereof, the Executive’s estate shall be entitled to the following benefits provided that the Executive’s estate executes and does not revoke the Release: With respect to any outstanding Equity Incentive Awards held by the Executive as of his Termination Date, the Executive’s rights relating to such Equity Incentive Awards shall be dictated pursuant to the term of an applicable equity incentive agreement, if any. In the event the Executive has been granted any Equity Incentive Award but has not entered into any agreement with the Company pertaining to the terms of such Equity Incentive Award, the Company shall accelerate the vesting of that portion of the Executive’s Equity Incentive Awards, if any, which would have vested and become exercisable within the twenty-four (24) month period after the Executive’s Termination Date, such Equity Incentive Awards (as well as any outstanding Equity Incentive Awards that previously became vested and exercisable) to remain exercisable by the Executive’s estate until (A) a period of one (1) year after the Executive’s Termination Date, or (B) the original term of the award, whichever is greater.

(c) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of resignation by the Executive for no reason or any reason other than on account of Good Reason, the Executive shall not receive benefits pursuant to Sections 3 and 4 hereof.

5. Release. Notwithstanding the foregoing, no payments or other benefits under this Agreement shall be made, subject only to accrued compensation, unless the Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Exhibit A, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit) or termination thereof, with such release being effective not later than sixty (60) days following the Executive’s Termination Date.

6. No Mitigation Obligation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

8. Tax Matters. Subject to Sections 1(g) and 16(b), the Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation, or ruling.

9. Term of Agreement. This Agreement shall continue in full force and effect until the second anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for additional two (2) year renewal periods (a “Renewal Term”) if the Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the sixty (60) to ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Board may give notice of non-renewal of this Agreement, or propose for consideration by the Executive, such amendments to the Agreement as it deems appropriate. If the Executive’s employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

10. Nonsolicitation. Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following the Date of Termination, The Executive shall not, and shall not assist any other person to (i) solicit for hiring any employee of the Company or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such solicitation), or seek to persuade any employee of the Company or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such action) to discontinue employment, (ii) solicit or encourage any Independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them; or (iii) seek to persuade any such employee or affiliate of the Company to conduct business with anyone else or any business or activity which competes with the Company or its affiliates.

11.	Nondisclosure of Confidential Information.

(a) The Executive acknowledges that the Company and its affiliates may disclose confidential information to the Executive during the Employment Term to enable him to perform his duties hereunder. The Executive agrees that, except as required by law, regulatory directive or judicial order or as permitted in Section 11(c) below, he will not, without the prior written consent of the Company, during the Employment Term or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Company or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, trade secrets, know-how, proprietary, technical, developmental, operating, financial, performance, cost, process, designs, client and prospect information, all samples, models, evaluation boards, reports, tables, data, prototypes, marketing strategies, and product pricing containing or disclosing such information, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, or customer information of the Company or any of its affiliates, plans, or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public (other than by acts of the Executive or his agents in violation of this Agreement), or which gives to the Company or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Company or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

(b) The Executive further agrees that if his employment hereunder is terminated for any reason, he will not take originals or copies of any and all records, including papers, hardware, evaluation boards, masks, programs, computer software, and documents and all matter of whatever nature containing secret or confidential information of the Company or any of its affiliates.

(c) Notwithstanding anything to the contrary in this Employment Agreement, nothing in this Employment Agreement, including this Section 11, is intended to prohibit the Executive and the Executive is not prohibited from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the

U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, the Executive does not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify the Company that he has engaged in any such communication or made any such reports or disclosures. In addition, the Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (8) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement, the Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. The Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

12. Intellectual Property. The Executive agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to the Company, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable or patentable material, trademarks, programs, computer software, and ideas concerning the same, capable of use in connection with the business of the Company or any of its affiliates, which the Executive may make or conceive, either solely or jointly with others, during the period of his employment by the Company, its subsidiaries or successors. The Executive agrees, at the Company’s expense, that upon a request by the Company, to execute, acknowledge and deliver to the Company all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist the Company, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said processes, programs, computer software, ideas, inventions, discoveries, improvements, copyrightable or patentable material or trademarks in any and all countries and to vest title thereto in the Company, its parent, subsidiaries, successors, assigns or nominees. Upon a request by the Company, the Executive will promptly report to the Company all discoveries, inventions, or improvements of whatsoever nature conceived or made by him at any time he was employed by the Company, its parent, subsidiaries, or successors. All such discoveries, inventions, and improvements that are applicable in any way to the Company’s business shall be the sole and exclusive property of the Company.

13.	ARBITRATION AND EQUITABLE RELIEF.

(a) ARBITRATION. THE COMPANY AND THE EXECUTIVE HEREBY AGREE THAT ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES, THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF THE EMPLOYMENT RELATIONSHIP, THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT SHALL BE RESOLVED BY FINAL AND BINDING ARBITRATION BY A NEUTRAL ARBITRATOR. THIS AGREEMENT INCLUDES ANY CLAIMS THAT THE COMPANY MAY HAVE AGAINST THE EXECUTIVE, OR THAT THE EXECUTIVE MAY HAVE AGAINST THE COMPANY OR AGAINST ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR PARENT, SUBSIDIARY, OR AFFILIATED ENTITIES. THE COMPANY AND THE EXECUTIVE AGREE THAT THIS AGREEMENT SHALL BE ENFORCEABLE UNDER AND SUBJECT TO THE SUBSTANTIVE AND PROCEDURAL PROVISIONS Of THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§1, ET SEQ. THE COMPANY AND THE EXECUTIVE ALSO UNDERSTAND AND AGREE THAT THE COMPANY IS ENGAGED IN TRANSACTIONS INVOLVING INTERSTATE COMMERCE.

(b) OPT-OUT RIGHT. NOTWITHSTANDING THE FOREGOING, THE EXECUTIVE MAY OPT OUT OF THIS ARBITRATION PROVISION BY DELIVERING WRITTEN NOTICE TO THE COMPANY WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE. ANY SUCH OPT-OUT NOTICE SHALL BE SENT IN ACCORDANCE WITH THE NOTICES PROVISION. IF THE EXECUTIVE TIMELY OPTS OUT, THIS SECTION 13 SHALL BE VOID AND OF NO EFFECT AND NEITHER PARTY SHALL HAVE THE RIGHT TO COMPEL ARBITRATION OF COVERED CLAIMS.”

(b) ARBITRATION OVERVIEW. IN ARBITRATION, EACH SIDE OF THE DISPUTE PRESENTS ITS CASE. INCLUDING EVIDENCE TO A NEUTRAL THIRD PARTY, CALLED AN “ARBITRATOR,” RATHER THAN TO A JUDGE OR JURY. THE ARBITRATOR WILL BE AN ATTORNEY OR A RETIRED JUDGE. THE PARTIES ARE ENTITLED TO BE. REPRESENTED BY THEIR OWN LEGAL COUNSEL IN THE ARBITRATION PROCEEDING. AFTER REVIEWING THE EVIDENCE AND CONSIDERING THE ARGUMENTS OF THE PARTIES, THE ARBITRATOR MAKES A DECISION (AWARD) TO RESOLVE THE DISPUTE. THE ARBITRATOR’S DECISION IS FINAL AND BINDING, WHICH MEANS THERE WILL BE NO TRIAL BY A JUDGE OR JURY OR AN APPEAL OF THE ARBITRATOR’S DECISION, EXCEPT AS PROVIDED BY LAW.

(c) CLAIMS COVERED. THE CLAIMS COVERED BY THIS AGREEMENT INCLUDE, BUT ARE NOTLIMITED TO, CLAIMS FOR WRONGFUL TERMINATION; BREACH OF ANY CONTRACTOR COVENANT, EXPRESS OR IMPLIED: BREACH OF ANY DUTY OWED TO EITHER PARTY BY THE OTHER, DISCLOSURE OF TRADE SECRETS OR PROPRIETARY INFORMATION, IMPROPER USE OF COMPANY PROPERTY OR EQUIPMENT; PERSONAL, PHYSICAL OR EMOTIONAL INJURY; FRAUD, MISREPRESENTATION, DEFAMATION, OR ANY OTHER TORT CLAIMS; WAGES OR OTHER COMPENSATION DUE; PENALTIES; BENEFITS; REIMBURSEMENT OF EXPENSES; DISCRIMINATION OR HARASSMENT, INCLUDING BUT NOT LIMITED TO DISCRIMINATION OR HARASSMENT BASED ON RACE, SEX, PREGNANCY, RELIGION, NATIONAL ORIGIN, ANCESTRY, AGE, MARITAL STATUS, PHYSICAL DISABILITY, MENTAL DISABILITY, MEDICAL CONDITION, GENETIC CHARACTERISTICS, GENDER EXPRESSION, GENDER IDENTITY, OR SEXUAL ORIENTATION; RETALIATION; VIOLATION OF ANY FEDERAL, STATE OR OTHER GOVERNMENTAL CONSTITUTION, STATUTE, ORDINANCE OR REGULATION (AS ORIGINALLY ENACTED AND AS AMENDED), INCLUDING BUT NOT LIMITED TO TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 (“TITLE VII”), THE AGE DISCRIMINATION EMPLOYMENT ACT OF1967 (“ADEA”), THE AMERICANS WITH DISABILITIES ACT (“APA”), THE FAIR LABOR STANDARDS ACT (“FLSA”), THE EXECUTIVE RETIREMENT INCOME SECURITY ACT (“ERISA”), THE CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT (“COBRA”), THE FAMILY AND MEDICAL LEAVE ACT (“FMLA”), THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT (“FEHA”), THE CALIFORNIA FAMILY RIGHTS ACT (“CFRA”), THE CALIFORNIA LABOR CODE, THE CALIFORNIA CIVIL CODE, THE CALIFORNIA WAGE ORDERS. AS USED HEREIN, “CLAIMS” DOES NOT MEAN ANY DISPUTE IF ARBITRATION OF THE DISPUTE IS PROHIBITED BY LAW. EXECUTIVES MAY LEARN MORE ABOUT THEIR LEGAL RIGHTS BY VISITING WEBSITES HOSTED BY FEDERAL AND STATE GOVERNMENTAL AGENCIES. CURRENT II.INKS TO SOME OFTHESE FEDERAL WEBSITES ARE LISTED BELOW, ALTHOUGH THEY ARE SUBJECT TO CHANGE BY THE HOSTING AGENCIES: WWW.DOL.GOV; HTTPS1/WWW.DOL.GOV/GENERAL/TOPICS; AND WWW.EEOC.GOV/.

(d) PROCEDURE. THE EXECUTIVE AGREES THAT ANY ARBITRATION] WILL BE HELD IN THE STATE OF CALIFORNIA ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH ITS EMPLOYMENT ARBITRATION RULES THEN IN EFFECT FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE MAY OBTAIN A COPY OF THE AAA RULES BY REQUESTING A COPY FROM THE AMERICAN ARBITRATION ASSOCIATION AT 800.778.7879, LOCATED AT 725 S. FIGUEROA ST LOS ANGELES, CA 90017 OR BY ACCESSING THE AAA WEBSITE AT WWW.ADR.ORG. BY SIGNING THIS AGREEMENT, THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO REVIEW THE AAA RULES BEFORE SIGNING THIS AGREEMENT. THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH THE AAA RULES.

(e) REMEDY. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE COMPANY AND THE EXECUTIVE. ACCORDINGLY, EXCEPT, AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, COMPANY NOR THE EXECUTIVE WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. THE ARBITRATOR SHALL BE A STATE AND/OR FEDERAL SUBSTANTIVE LAW TO DETERMINE ISSUES OF LIABILITY AND DAMAGES REGARDING ALL CLAIMS TO BE ARBITRATED. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDY OR RELIEF THAT WOULD HAVE BEEN AVAILABLE TO THE PARTIES, IN EACH OF THEIR INDIVIDUAL CAPACITY, HAD THE MATTER BEEN HEARD IN COURT. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO PROVIDE FOR THE AWARD OF ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY SUCH AWARD IS AUTHORIZED BY APPLICABLE LAW. THE EXECUTIVE SHALL NOT BE REQUIRED TO PAY ANY COST OR EXPENSE OF THE ARBITRATION THAT THE EXECUTIVE WOULD NOT BE REQUIRED TO PAY IF THE MATTER HAD BEEN HEARD IN COURT. THE COMPANY WILL PAY FOR ARBITRATOR COMPENSATION AND ANY OTHER ADMINISTRATIVE FEES UNIQUE TO ARBITRATION.

(f) AVAILABILITY OF PROVISIONAL RELIEF. NOTHING IN THIS AGREEMENT SHALL PROHIBIT OR LIMIT THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN CONNECTION WITH AN ARBITRABLE CONTROVERSY INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION IF THE AWARD TO WHICH THE PARTY MAY BE ENTITLED MAY BE RENDERED INEFFECTUAL WITHOUT PROVISIONAL RELIEF, INCLUDING EITHER PARTY’S EFFORT TO PROHIBIT OR STOP THE DISCLOSURE OF CONFIDENTIAL INFORMATION.

(g) ADMINISTRATIVE RELIEF. THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT THE EXECUTIVE FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE CALIFORNIA DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE THE EXECUTIVE FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

(h) VOLUNTARY NATURE OF AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, AND THAT THE EXECUTIVE HAS ASKED ANY QUESTIONS NEEDED FOR THE EXECUTIVE TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT THE EXECUTIVE IS WAIVING THE EXECUTIVE’S RIGHT TO A JURY TRIAL. THE EXECUTIVE AGREES THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

14.	Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by Agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent, the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Agreement is personal in nature, and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether, by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given (a) when hand-delivered, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service with written verification of receipt, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, with written verification of receipt. All notices sent to the Company shall be addressed as follows:

Mobix Labs, Inc.

Attn: General Counsel

1 Venture Plaza, Suite 220

Irvine, CA 92618

All notices sent to the Executive shall be delivered to the address set forth below the Executive’s signature. Either party may change the address at which notice upon them is to be delivered by delivering such information to the other party in a manner set forth in this provision.

16.	Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed, and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by or delayed because of section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that is deferred compensation may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six (6) month period following the Executive’s Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Executive’s Termination Date with the Company (or any successor thereto) for six (6) months following the Executive’s Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to the Executive within ten (10) days following the date that is six (6) months following the Executive’s Termination Date with the Company (or any successor thereto). If the Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross-up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

17. Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws of such State.

18. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

19. Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company.

20. Waiver. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21. Continued Board Membership. At each annual meeting of the Company’s stockholders prior to the Termination Date, the Company will nominate the Executive to serve as a Class I member of the Board. The Executive’s service as a continued member of the Board will be subject to required stockholder approval.

22. Indemnification and D&O Insurance. The Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers’ insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

23. Public Announcements. The Company shall give the Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or the Executive’s employment by the Company.

24. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3 and 4 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

25. Integration. This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all proposals, negotiations, conversations, discussions, agreements, and/or representations, whether oral or written. The parties agree that any and all obligations between them that are outside the terms of this Agreement and that relate to the subject matter of this Agreement are null and void.

26. Attorney Fees. If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

INTENTIONALLY LEFT BLANK

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MOBIX LABS, INC.

By:
Keyvan Samini
President / CFO and Board Member

EXECUTIVE

Philip Sansone

EXHIBIT A

TO MOBIX LABS, INC. EXECUTIVE EMPLOYMENT AGREEMENT

[FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE FOLLOW ON NEXT PAGE]

SEPARATION AGREEMENT AND GENERAL RELEASE

Mobix Labs, Inc. (the “Company”) and ______ (“Executive”) (collectively the “Parties”) enter into this Separation Agreement and General Release (“General Release”) on the following terms:

WHEREAS Executive was employed by the Company pursuant to an Executive Employment Agreement entered into by and between Executive and the Company dated as of____________ (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement; and

WHEREAS, the Date of Termination of Executive’s employment with the Company was__________, and Executive acknowledges that regardless of signing this General Release, she has received his final paycheck for all wages earned through the Date of Termination, except for any payments which, pursuant to the terms of the Employment Agreement. are not yet due to be paid;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this General Release, the Parties agree as follows:

1. Severance. Subject to Executive’s compliance with his promises and agreements contained in this General Release and provided Executive does not revoke this Agreement, the Company shall provide Executive with the Severance Benefits set forth in the Executive Employment Agreement.

2. Release of Claims. In consideration of the payments and benefits to which Executive is entitled under this General Release, Executive for himself, his heirs, administrators, representatives, executors, successors, and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharges the Company and its respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, attorneys, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, though, under, or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law (“Claims”), including without limitation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or any compensation of any sort; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy violations, defamation, interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; Claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law; Claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.,; the Older Workers Benefits Protection Act (“OWBPA”); the Family Medical Leave Act, 29 U.S.C. § 2601et seq.; the California Labor Code; the California Fair Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 197 4, as amended (“ERISA”), 29 U.S.C. § 1001et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Executive and the Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until and including the Execution Date (collectively, “Released Claims”).

3. Meaning of Signing This General Release. Executive expressly acknowledges and agrees that (a) Executive has carefully read this General Release and fully understands what it means, including the fact that he is waiving his rights under ADEA; (b) Executive has been advised in writing to consult an independent attorney of Executive’s choice before signing this General Release; (c) Executive has been given twenty-one (21) calendar days to consider this General Release, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days; (d) in the case of a group termination as set forth in 29 U.S.C. § 626 (f) (1) (F) (ii), Executive has been provided the information required by 29 U.S.C. § 626 (f) (1) (H); (e) Executive has agreed to this General Release knowingly and voluntarily of Executive’s own free will; (f) in consideration of Executive’s promises contained in this General Release, she is receiving consideration beyond that to which she is otherwise entitled, including, without limitation, the Severance Benefits; (g) Executive may revoke Executive’s waiver and release of Claims under the ADEA within seven (7) calendar days after the Execution Date by sending a written Notice of Revocation to the address of the Company as set forth in Section 14 of the Employment Agreement; and (h) except for Executive’s waiver and release of Claims under the ADEA, which shall not become effective or enforceable as to any Party until the date upon which the revocation period has expired without revocation by Executive, this General Release shall become effective on the Execution Date. Executive understands and agrees that modifications or amendments to this General Release will not restart the twenty- one (21) or forty-five (45) day consideration period, as applicable, set forth in this Section 3. For the avoidance of doubt, if Executive revokes his waiver and release of Claims under the ADEA pursuant to this Section, the Company will not provide any of the Severance Benefits.

4. Obligations of Company. Notwithstanding anything else to the contrary in this General Release, this General Release shall not affect: the obligations of the Company set forth in the Employment Agreement or the indemnification agreement or other obligations that, in each case with respect to such other obligations, by their terms, are to be performed after the Execution Date (defined below), including, without limitation, Executive’s rights to any vested benefits, vested pension rights or vested rights to equity); any obligations of the Bank to repay any bank deposits; obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

5. Executive’s Representation. Executive represents that, except for anonymous whistleblower complaints filed with the SEC or other similar regulatory agencies, the Releasors have not initiated, filed, or caused to be filed any Released Claims against any of the Releasees. Executive further agrees not to initiate, file, cause to be filed, or otherwise pursue any Released Claims, either as an individual on his own behalf or as a representative, member or shareholder in a class, collective, or derivative action and further agrees not to encourage any person, including any current or former employee of the Releasees, to file any kind of claim against the Releasees. Executive, however, retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA set forth in Sections 3 and 4 of this General Release.

6. Release of Unknown Claims. Executive further acknowledges that she may hereafter discover claims or facts in addition to or different than those that she now knows or believes to exist with respect to the subject matter of this General Release and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it. Nevertheless, EXECUTIVE hereby waives any right claim or cause of action that might arise as a result of such different or additional claims or facts, and Executive expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARlY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive further expressly waives any rights she may have under Section 1542, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

7. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given (a) when hand-delivered, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service with written verification of receipt, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, with written verification of receipt. All notices sent to the Company shall be addressed as follows:

Mobix Labs, Inc.

Attn: General Counsel

1 Venture Plaza, Suite 220

Irvine, CA 92618

All notices sent to the Executive shall be delivered to the address set forth below Executive’s signature. Either party may change the address at which notice upon them is to be delivered by delivering such information to the other party in a manner set forth in this provision.

8. Governing Law. This General Release shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

9 Severability. The Parties intend for the provisions of this General Release to be enforced to the fullest extent permissible under all applicable laws and public policies. They also intend that unenforceability or the modification to conform with those laws or public policies of any provision of this General Release shall not render unenforceable or impair the remainder of this General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

10. Modification. This General Release may not be orally canceled, changed, modified, or amended, and no cancellation, change, modification, or amendment shall be effective or binding unless in writing and signed by both parties to this General Release.

11. Reporting of Violations of Law. Notwithstanding anything to the contrary in this General Release, Executive understands that nothing in this General Release is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal or California state law or regulation, or participating in investigations of U.S. federal or California state law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify the Company that she has engaged in any such communications or made any such reports or disclosures. Notwithstanding anything to the contrary, Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, the Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this General Release, Executive understands that she has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that she also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MOBIX LABS, INC.

By:
Name
Title

EXECUTIVE

Name:

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Mobix Labs, Inc. (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system.

Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a

$0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Mobix Labs, Inc.:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

To advise Mobix Labs, Inc. of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at ksamini@mobixlabs.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from Mobix Labs, Inc.

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to ksamini@mobixlabs.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Mobix Labs, Inc.

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide-signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

●	You can access and read this Electronic Record and Signature Disclosure; and
●	You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
●	Until or unless you notify Mobix Labs, Inc. as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Mobix Labs, Inc. during the course of your relationship with Mobix Labs, Inc..